UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Wynn Resorts, Limited

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Filed by Wynn Resorts, Limited

Pursuant to Rule 14a-6(b)

of the Securities Exchange Act of 1934

Commission File No.: 000-50028

For Immediate Release

WYNN RESORTS, LIMITED MAILS LETTER TO STOCKHOLDERS

Urges Stockholders to VOTE FOR the Board’s Nominees on the WHITE Proxy Card TODAY

The Wynn Board is Committed to Appointing Another Qualified, Independent Director by End of 2015

LAS VEGAS – March 24, 2015 – Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts”, “Wynn” or “the Company”) today announced that it is mailing a letter to the Company’s stockholders in connection with the Company’s 2015 Annual Meeting of Stockholders, scheduled for April 24, 2015.

The Wynn Board of Directors recommends that stockholders vote on the WHITE proxy card FOR the election of two Class I directors, Mr. John J. Hagenbuch and Mr. J. Edward Virtue, to serve until the 2018 Annual Meeting of Stockholders, and on the other matters as recommended in the proxy statement.

The full text of the letter follows:

March 24, 2015

Dear Fellow Stockholders,

We are asking you to use the WHITE proxy card to vote your shares for the Wynn Resorts 2015 Annual Meeting of Stockholders. At the Annual Meeting on April 24, 2015, stockholders will have the opportunity to vote for director nominees who are best positioned to serve the interests of ALL Wynn stockholders. Your Board of Directors strongly believes that the Company’s nominees, Mr. John J. Hagenbuch and Mr. J. Edward Virtue, are the most qualified and experienced candidates to serve on the Board and recommends that you vote on the WHITE proxy card today.

Please DO NOT return or otherwise vote the GOLD proxy card sent to you by Ms. Elaine Wynn, as doing so will revoke your vote on the WHITE proxy card. If you previously have submitted a gold proxy card, you can revoke that vote by using the enclosed WHITE proxy card to vote your shares. You can vote the WHITE proxy card by telephone, by Internet or by signing, dating, marking and returning the enclosed WHITE proxy card. Please vote your shares today. Only your latest-dated proxy will count.

OUR BOARD IS TAKING STEPS TO ENHANCE INDEPENDENCE,

BROADEN THE SKILLS AND EXPERIENCE OF THE BOARD AND

INCREASE THE BOARD’S EFFECTIVENESS

Your Board and management team are committed to sound and effective corporate governance. The Nominating and Corporate Governance Committee, which we refer to as the Corporate Governance Committee, seeks to have the Board represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and composition. After careful consideration, for the reasons described in the Company’s proxy statement and discussed below, the Corporate Governance Committee recommended, and the

Board voted, not to nominate Elaine Wynn for election as a director when her term expires at the 2015 Annual Meeting. In addition, as specifically authorized under the Company’s Bylaws, the Board voted to reduce the size of the Board, effective at the 2015 Annual Meeting. This reduction is expected to be temporary, as the Board has committed to add a qualified, independent candidate by the end of 2015. The Board will continue its search for qualified candidates, prioritizing women and diverse candidates.

WYNN RESORTS HAS A STRONG TRACK RECORD OF PROMOTING DIVERSITY AND IS

COMMITTED TO IMPROVING DIVERSITY ON THE BOARD OF DIRECTORS

Wynn Resorts is proud of its commitment to diversity. This commitment is reflected by the number of women in senior leadership roles throughout the Company, which includes 34% of employees at the level of Vice President or above and 38% of employees at the levels of Executive Director or Assistant Vice President. The Corporate Governance Committee evaluates diversity on many levels, including breadth of experience and the ability to bring new and different perspectives to the Board. However, the Corporate Governance Committee and the Board also recognize that gender diversity is important for the Board, not only to make sure that the Board and the Company benefit from diverse perspectives, but also to set the right “tone at the top.”

As stated in the proxy statement, over the coming year, the Corporate Governance Committee intends to search for new independent director candidates and, upon identifying suitable director candidates, expects to increase the Board’s size accordingly. In response to questions from our stockholders, we want there to be no doubt about this commitment:

The Corporate Governance Committee intends to prioritize women and diverse candidates in its search, and WILL name one or more diverse directors to the Board by the end of 2015.

Our stockholders understand that the strict regulatory requirements applicable to the gaming industry mean that our director candidates must complete extensive questionnaires and undergo background and suitability investigations by both the State of Nevada and the Commonwealth of Massachusetts. While the process is lengthy and intrusive, we are certain that we will add directors who are familiar with the business environment in which the Company competes, are independent and will contribute meaningfully to the work done by your Board.

Elaine Wynn has noted in her proxy materials that currently she is the only woman director on the Board and that if she is not re-elected, the Board will be “completely devoid of diversity.” That is not what the 2015 Annual Meeting is about. The Corporate Governance Committee believes that even our longest tenured directors should not expect automatically to be re-nominated for election. As stated in each of our proxy statements since 2004, when evaluating director candidates, the Corporate Governance Committee examines a candidate’s other commitments, potential conflicts of interest and independence from management and the Company. As discussed in the Company’s proxy statement, on these grounds, the Corporate Governance Committee and the Board determined not to re-nominate Elaine Wynn, and now recommend that you NOT vote the GOLD proxy card for Ms. Wynn.

IT IS THE VIEW OF THE FULL WYNN BOARD THAT MS. ELAINE WYNN DOES NOT QUALIFY

AS AN INDEPENDENT DIRECTOR

As required under the rules of the NASDAQ Stock Market, each year the Board assesses each of our directors to determine which directors qualify as “independent” under NASDAQ and other applicable rules. Under NASDAQ rules, to be independent, a director must not have certain relationships set out in the rules (often referred to as “bright-line” independence tests) AND also must not have “a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” At the Board meeting on February 26, 2015, after the Board had voted not to re-nominate Elaine Wynn to serve as one of the Company’s directors, and after a review of the definition of “independent director,” Ms. Wynn voted with the Board’s unanimous determination that the Company has six directors who qualify as independent: Governor Miller, Dr. Irani and Messrs. Hagenbuch, Shoemaker, Virtue, and Wayson. As she has done for over a dozen years, Ms. Wynn, acting in her role as a director, voted without objection in determining that she and the Company’s chief executive officer, Stephen A. Wynn, do not qualify as independent.

In her proxy materials, Elaine Wynn now makes the self-serving statement that she believes she “likely” qualifies as independent. However, Ms. Wynn maintains her office at the Company’s headquarters and repeatedly describes her activities as being comparable to those of management:

•	“I have played a substantial and ongoing role in developing the branding of our resorts, including helping to develop the look, feel and culture of our properties.”

•	“I have served on the Board of Wynn Resorts and been directly involved in its operations since its creation in 2002….”

•	“[I]t is important that you understand the role I have played and continue to play in building the company and supporting and creating its iconic brand.”

•	“[A]s co-founder [of the Company], my connection to the company is so established that a title is unnecessary.”

As stated in the Company’s proxy statement, the Board thanks Elaine Wynn for her service to the Company. However, we believe that the foregoing statements demonstrate Ms. Wynn’s perspective on her on-going operational involvement with the Company. Rather than demonstrating the objectivity and oversight roles of an independent director, we believe that Ms. Wynn’s statements show that Ms. Wynn is not an “independent” director and instead is and has been an inside director since 2002. As stated above, the Corporate Governance Committee intends to add qualified and clearly independent directors to the Board. According to the Spencer Stuart U.S. Board Index 2014, the CEO is the only non-independent director on 58% of boards of S&P 500 companies today, compared with 50% in 2009 and 39% in 2004.1 We believe that Wynn stockholders should be represented by independent directors, and the Board unanimously determined that Ms. Wynn does not meet that standard.

[1]	Spencer Stuart U.S. Board Index 2014 (Nov. 2014), available at https://www.spencerstuart.com/research-and-insight/spencer-stuart-us-board-index-2014. Pursuant to SEC Rule 14a-12(c)(2), the Company hereby discloses that it did not request the author’s consent to citing its findings.

THE INDEPENDENT DIRECTORS ON YOUR BOARD BELIEVE THAT MS. WYNN’S ACTIONS CREATE

CONFLICTS OF INTEREST WITH HER DUTIES AS A DIRECTOR

In June of 2012, Elaine Wynn filed a cross claim against Stephen Wynn seeking to be released from a stockholder agreement that she had entered into just over two years earlier, which permits Ms. Wynn to sell or gift $100 million worth of her Wynn Resorts stock ($10 million per year over 10 years) but that prohibits her from unilaterally selling or divesting more than $10 million worth of Wynn Resorts stock in any one year. The Corporate Governance Committee at that time discussed with Ms. Wynn serious concerns the independent directors had expressed with recommending her for election as a director at our 2012 Annual Meeting in light of her lawsuit. Based on assurances given by Ms. Wynn at that time that her dispute with the Company’s chief executive officer would not interfere with her service as a director, the Corporate Governance Committee determined to recommend that she be re-nominated and re-elected as a director. While Ms. Wynn notes in her proxy materials that her litigation against Steve Wynn will exist regardless of whether or not Ms. Wynn is one of the Company’s directors, the independent directors’ view is that over the past three years Ms. Wynn’s personal goals have interfered with her effectiveness as a director. As an example, in the context of the Compensation Committee’s efforts to restructure Stephen Wynn’s compensation by providing for performance-contingent equity awards, Ms. Wynn sought an amendment to the stockholder agreement with Mr. Wynn to increase the amount of stock that she is permitted to sell. These actions left the independent directors with the sense that she was acting primarily as a litigant rather than an advocate of the average stockholder of the Company.

As explained in the Company’s proxy statement, if Ms. Wynn is successful in her lawsuit and is free to sell more shares than she previously agreed to, it increases the possibility that a “change of control” covenant could be triggered under the Company’s outstanding debt securities, requiring the Company to offer to redeem that debt at a premium to its face amount. That provision could be triggered if any stockholder beneficially owns more Company shares than Elaine Wynn and Stephen Wynn own in the aggregate. Because this is a relative test, any sales or other dispositions of stock by Elaine Wynn in excess of what she previously agreed to make it more likely that a third party will own (and easier for a third party to acquire) more shares than are held by Elaine Wynn and Stephen Wynn. While the repurchase covenant then would be triggered only if the Company’s debt is rated below investment grade, neither the Company nor Ms. Wynn can control what rating is assigned to the Company’s debt or when a rating change may occur.

Unfortunately, Ms. Wynn’s proxy materials do not accurately describe the risks created by her legal claims. Contrary to what Ms. Wynn suggests, it is not possible for Ms. Wynn to know in advance how many shares she would have to retain to avoid triggering a “change of control” under the debt securities. Moreover, Ms. Wynn’s suggestion that she can reach an “agreement” with Mr. Wynn to avoid triggering a “change of control” misses the point: even if she were able to reach an agreement with Mr. Wynn to authorize him to vote some of her shares, that would be completely irrelevant under the debt securities’ terms, as it would not change the number of shares that she and Mr. Wynn own in the aggregate.

It is the view of the independent directors on your Board that Ms. Wynn’s efforts to separate her actions in her litigation from her role as a director have been ineffective and have impaired her ability to participate effectively as a director. This was reinforced recently when, after the Board voted not to re-nominate Ms. Wynn on the Company’s slate for election as a director, Ms. Wynn relied on her claim against Stephen Wynn to serve litigation discovery requests on each of the independent directors, demanding that they produce documents related to the Board’s decision not to re-nominate her as a director. The independent directors believe Ms. Wynn also placed her personal interests ahead of her role as a director when she took the position that her personal foundation is not subject to the Company’s insider trading policy and that her foundation acted within its rights when it sold $10 million worth of the Company’s common stock during a “blackout period” shortly before the Company announced its earnings (even though directors are not permitted to sell Company common stock during such “blackout periods”).

The independent directors expect that all directors should place their duties as a director ahead of their individual interests, and act on behalf of ALL stockholders, rather than standing on fine legal distinctions between conduct as a director and conduct as a stockholder. THE WYNN RESORTS BOARD IS TAKING STEPS TO ENHANCE ITS INDEPENDENCE, BROADEN THE SKILLS AND EXPERIENCE OF THE BOARD AND ENHANCE THE BOARD’S EFFECTIVENESS. We believe that the two candidates that the Board has nominated — Mr. John J. Hagenbuch and Mr. J. Edward Virtue — are best positioned to achieve these goals, and request that you NOT vote for Elaine Wynn.

YOUR VOTE IS IMPORTANT – VOTE THE WHITE CARD TODAY

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR MR. JOHN J. HAGENBUCH AND MR. J. EDWARD VIRTUE, THE TWO DIRECTOR NOMINEES NAMED IN THE COMPANY’S PROXY STATEMENT, AND ON THE OTHER MATTERS AS RECOMMENDED IN THE COMPANY’S PROXY STATEMENT. PLEASE VOTE THE WHITE PROXY CARD OR FOLLOW THE DIRECTIONS ON THE WHITE PROXY CARD TO VOTE YOUR SHARES.

The Board of Directors strongly urges you not to return or otherwise vote any GOLD proxy card sent to you by Ms. Elaine Wynn. If you have previously submitted a gold proxy card, you can revoke that proxy by using the enclosed WHITE proxy card to vote your shares today by telephone, by Internet or by signing, dating, marking and returning the enclosed WHITE proxy card. Only your latest-dated proxy will count. Whether or not you plan to attend the Annual Meeting, you are encouraged to cast your vote as promptly as possible by following the instructions on the WHITE proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through an intermediary, such as a bank, broker or other nominee, unless you provide voting instructions to such person, your shares will not be voted on most matters being considered at the Annual Meeting and your vote is therefore especially important.

Sincerely,

Robert J. Miller
Independent Presiding Director Chairman, Nominating and Corporate Governance Committee
Wynn Resorts, Limited

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call Toll-Free: (877) 732-3619

Banks and Brokers Call Collect: (212) 269-5550

Email: wynn@dfking.com

ABOUT WYNN RESORTS

Wynn Resorts, Limited (Nasdaq: WYNN) is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com) and Wynn and Encore Macau (www.wynnmacau.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 186,000 square feet of casino space, 34 food and beverage outlets featuring signature chefs, two award-winning spas, an on-site 18-hole golf course, meeting space, a Ferrari and Maserati dealership, approximately 99,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club.

Wynn and Encore Macau is a destination casino located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 280,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 57,000 square feet of retail space, recreation and leisure facilities, including two health clubs, two spas and a pool.

Contacts:

Investors	Media

Mark Strawn	Michael Weaver
Wynn Resorts	Wynn Resorts
(702) 770-7554	(702) 770-7501

Jordan Kovler	Joele Frank, Kelly Sullivan or Jennifer Beugelmans
D.F. King & Co., Inc.	Joele Frank, Wilkinson Brimmer Katcher
(212) 493-6990	(212) 355-4449